Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632
SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED NOVEMBER 20, 2010 TO PROSPECTUS DATED AUGUST 13, 2010
NOVEMBER 2010 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	November 2010	Year to Date	11/30/10	11/30/10
Series A-1	-0.29%	35.48%	$9,373,246	$1,431.90
Series A-2	-0.12%	37.30%	$2,641,817	$1,525.93
Series B-1	-0.97%	35.78%	$6,870,497	$1,186.30
Series B-2	-0.81%	38.30%	$4,449,000	$1,226.64

*	All performance is reported net of fees and expenses
Fund results for November 2010:
     Results in equity indices, while mixed overall, led to modest gains in November. Positions in Europe were profitable as contagion risks for peripheral members of the EU rose. Spain’s IBEX (-13.8%), Italy’s MIB40 (-10.8%) and Greece’s ASE20 (-11.7%) plunged, while Germany’s DAX (+1.2%), England’s FTSE100 (-2.2%) and France’s CAC40 (-5.5%) fared better as disparities between rich and poor countries in the EU came to the fore. Japan’s Nikkei reversed, adding 8.2%, as the strong U.S. dollar supported Japanese export prospects. Despite hostilities on the Korean peninsula, the KOSPI rose 3.4% as central bankers felt confident enough with economic growth prospects to raise rates for the 2nd time this year. We also experienced minor gains in U.S. equities as they finished near unchanged. The Federal Reserve continued to support the market with a very large QE2 program while unemployment figures and a strong start to the holiday shopping season supported values. A mixture of long and short stock indices futures positions produced gains.
     The Fund’s allocation to global bond markets finished with solid gains in November as long term debt futures finished steadily lower. In Europe, news of Ireland’s banking sector troubles heightened sensitivity to the EU’s financial health. The size of the debt problem in weaker EU nations and the need for collectivization of that debt forced bund and gilt yields higher. U.S. treasuries moved sharply lower as the size of the Federal Reserve’s QE2 program came in well above expectations. These events combined with positive unemployment readings to easily offset flight to safety buying associated with geopolitical risk in Korea and the European financial crisis. Australian bonds continued lower after a surprise 25 basis point rate hike at the most recent RBA meeting. Strength in the raw material intensive economy continued to drive inflation concerns. Japanese 10 year bonds also moved lower as the strong dollar pressured the yen, sending stocks higher and bonds lower amid improving expectations for exports. A mixture of long and short bond positions led to gains.

     The Fund’s global short-term interest rate allocation yielded slight losses in November as gains on long positions in Europe offset losses on long positions in better performing economies. In the US, 3-month Eurodollars moved steadily lower as longer term inflation prospects rose with the announcement of QE2 and strong macroeconomic reports. The market also sold off as Federal Reserve minutes revealed some disagreement over the need to implement QE2. This, along with positive jobs and durable goods reports, fostered hope that the U.S. economy is further along in the recovery process than previously thought. In Europe, long positions in 3-month Euribor futures ground higher as prospects for low rates increased as the need to establish competitive growth rates became critical amid the serious funding shortfalls. The Fund experienced losses in 3-month Canadian and Australian short rate futures as values fell on strong relative performance in the commodity-intensive economies. A mixture of long and short interest rate positions led to losses.
     The Fund’s allocation to currency markets underperformed in November as European sovereign risk returned to the forefront, reversing trends in various currency pairs. A decidedly negative reception for the Federal Reserve’s QE2 program at the G20 summit in Korea propelled the euro to its highest level since January early in the month. However, the euro (-6.3%) reversed dramatically from there as Ireland’s heavily levered banking sector sought assistance from the European Union and IMF. Fears of the contagion spreading to Spain and Portugal and sent financing costs soaring. Investors moved back into the U.S. dollar (+4.9%) as currencies from Denmark (-6.5%) to Hungary (-10.4%), Czech (-8.1%), and Sweden (-4.5%) were caught in the crossfire. The Yen (-3.8%) also succumbed to U.S. dollar strength. A mixture of long and short currencies positions led this sector to a loss.
     The Fund experienced losses in grain markets in November as tightening monetary conditions in China and a stronger U.S. dollar capped gains. March corn finished 8.5% lower after breaching the $6 mark early in the month as the U.S. dollar’s sharp move higher stopped out our entire long position. Wheat found initial support on continued dryness in U.S. growing regions; however the market could not escape the heavy influence of an anticipated reduction in demand out of China and the strengthening dollar. CBT March wheat finished with a loss of 8.8%, off over 20% from contract highs made in August. Soybeans managed a modest gain as export demand out of China offset U.S. dollar strength and fund liquidation. Ongoing South American dryness and a disappointing yield report also helped to underpin the market. Our model exited profitable soybean oil long positions before the impacts of Chinese tightening and the strong U.S. dollar could take hold as steady bio-diesel demand supported values early. Long grain futures positions led to losses.

     February gold (+1.9%) finished only slightly higher in November after establishing new record highs above the $1425 level early in the month. Further gains were tempered by an exceptionally strong dollar and declining risk appetite due to geopolitical unrest in the Koreas and financial distress in Europe. Meanwhile, gold in euro terms finished at all time highs, almost 9% higher, as investors fled the euro for gold on waning investor confidence in the ECB’s ability to handle the expanding credit crisis.
     Other market sectors did not reveal significant trends and did not have a significant influence on this month’s overall performance.
For the month of November 2010, Series A-1 lost -0.29%, Series A-2 lost -0.12%, Series B-1 lost -0.97%, and Series B-2 lost -0.81%, net of all fees and expenses.
     PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. — SERIES A-1
November 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2010)
STATEMENT OF INCOME

November 2010
Investment income, interest	$581

Expenses
Management fee	17,648
Ongoing offering expenses	—
Operating expenses	5,883
Selling Commissions	15,687
Other expenses	395
Incentive fee	—
Brokerage commissions	14,482
Total expenses	54,095

Net investment gain (loss)	(53,514)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	1,540,624
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,514,292)

Net gain(loss) on investments	26,332

Net increase (decrease) in net assets from operations	$(27,182)
STATEMENT OF CHANGES IN NET ASSET VALUE

November 2010
Net assets, beginning of period	$8,894,195

Net increase (decrease) in net assets from operations	(27,182)

Capital share transactions
Issuance of shares	513,100
Redemption of shares	(6,866)

Net increase(decrease) in net assets from capital share transactions	506,234

Net increase(decrease) in net assets	479,052

Net assets, end of period	$9,373,246

NAV Per Unit, end of period	$1,431.90

SUPERFUND GOLD, L.P. — SERIES A-2
November 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2010)
STATEMENT OF INCOME

November 2010
Investment income, interest	$163

Expenses
Management fee	4,966
Ongoing offering expenses	—
Operating expenses	1,655
Other expenses	111
Incentive fee
Brokerage commissions	4,075
Total expenses	10,807

Net investment gain (loss)	(10,643)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	433,489
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(426,076)

Net gain(loss) on investments	7,413

Net increase (decrease) in net assets from operations	$(3,230)

STATEMENT OF CHANGES IN NET ASSET VALUE

November 2010
Net assets, beginning of period	$2,563,047

Net increase (decrease) in net assets from operations	(3,230)

Capital share transactions
Issuance of shares	82,000

Redemption of shares

Net increase(decrease) in net assets from capital share transactions	82,000

Net increase(decrease) in net assets	78,770

Net assets, end of period	$2,641,817

NAV Per Unit, end of period	$1,525.93

SUPERFUND GOLD, L.P. — SERIES B-1
November 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2010)
STATEMENT OF INCOME

November 2010
Investment income, interest	$480

Expenses
Management fee	12,936
Ongoing offering expenses	—
Operating expenses	4,312
Selling Commissions	11,499
Other expenses	512
Incentive fee	—
Brokerage commissions	17,106
Total expenses	46,365

Net investment gain(loss)	(45,885)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	1,292,960
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,314,599)

Net gain(loss) on investments	(21,639)

Net increase (decrease) in net assets from operations	$(67,524)

STATEMENT OF CHANGE IN NET ASSET VALUE

November 2010
Net assets, beginning of period	$6,912,651

Net increase (decrease) in net assets from operations	(67,524)

Capital share transactions
Issuance of shares	150,340
Redemption of shares	(124,970)

Net increase (decrease) in net assets from capital share transactions	25,370

Net increase(decrease) in net assets	(42,154)

Net assets, end of period	$6,870,497

NAV Per Unit, end of period	$1,186.30

SUPERFUND GOLD, L.P. — SERIES B-2
November 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2010)
STATEMENT OF INCOME

November 2010
Investment income, interest	$310

Expenses
Management fee	8,363
Ongoing offering expenses	—
Operating expenses	2,788
Other expenses	331
Incentive fee	—
Brokerage commissions	11,058
Total expenses	22,539

Net investment gain(loss)	(22,229)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	835,849
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(849,829)

Net gain(loss) on investments	(13,980)

Net increase (decrease) in net assets from operations	$(36,209)

STATEMENT OF CHANGE IN NET ASSET VALUE

November 2010
Net assets, beginning of period	$4,363,674

Net increase (decrease) in net assets from operations	(36,209)

Capital share transactions

Issuance of shares	121,536
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	121,536

Net increase(decrease) in net assets	85,326

Net assets, end of period	$4,449,000

NAV Per Unit, end of period	$1,226.64

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc. General Partner Superfund Gold, L.P.